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                                                                   EXHIBIT 10.22



                                                                  March 21, 2002


Matthew R. Perry, Ph.D.
Austin, TX


        Re:  Offer of Employment as President and Chief Executive Officer


Dear Dr. Perry:

        Transmeta Corporation ("Transmeta" or the "Company") is very pleased to offer you a position as President and Chief Executive Officer of the Company, and as a member of the Company's Board of Directors. On behalf of the Company and its Board of Directors, I am delighted to welcome you and look forward to working with you.

        Your position would be full time, with an annual base salary of $330,000 and participation in the Company's executive bonus plan, with a target bonus of 50 percent of your base salary. In addition, you would receive a starting bonus of $150,000 and certain relocation benefits, including home loan assistance in an amount up to $1 million.

        You would also be granted an option to purchase up to 2,000,000 shares of Transmeta common stock at fair market value measured by the market closing price on your starting date. Your stock option would be fully vested as to 200,000 of those shares, and your stock option as to the other 1.8 million shares would vest over a four-year period as follows: the first 25 percent of your option would vest upon your first anniversary with the Company, after which the remaining 75 percent would vest monthly (at an approximate rate of 2.08 percent per month) over the next three years, unless and until your employment relationship with the Company should terminate.

        In the event that the Company were to experience a change of control (including but not limited to an acquisition or merger), and in the further event that your employment were terminated without cause or otherwise eliminated as a result of that change of control, your stock option would accelerate such that you would be entitled to exercise one half of the remaining unvested portion of your stock option. This stock option is not a promise of compensation and is not intended to create any employment obligation on the part of the Company.

        As an employee of Transmeta, you would also be eligible to participate in several Company-sponsored benefits, including medical, dental, vision, life, and short-term/long-term disability insurance, a Flexible Spending Plan, and a 401K Plan.


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Matthew R. Perry, Ph.D.
March 21, 2002
Page 2




    This offer contemplates an at-will employment relationship, which can be terminated by you or by Transmeta for any reason, with or without cause, without further obligation or liability (except that Transmeta will pay you salary and related compensation through the last date worked).

    Your employment is also contingent upon (1) your executing the enclosed Proprietary Information and Inventions Agreement, and (2) your providing the legally required proof of identity and eligibility to work in the United States.

        To confirm your acceptance of this offer, please sign and date one copy of this letter and return it to me. Sign and retain the other copy for your records. This letter, along with the other agreements referred to above, set out the terms of your employment relationship with Transmeta. This agreement supersedes any prior representations or agreements between you and Transmeta, whether written or oral.

        Congratulations on joining Transmeta. We all look forward to working with you.

                                        Very truly yours,



                                        Hugh Barnes
                                        President & Chief Operating Officer



Accepted By: /s/ Matthew R. Perry                 Date: March 27, 2002
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